Exhibit 10.16

Summary of Material Terms of the Lease Agreement for the Registrant’s Facilities

The following is a summary of the terms of material provisions of the lease agreement for the facilities leased by Bonus Biogroup Ltd. (“Bonus”). This summary does not contain a full translation of the terms of the original Hebrew lease agreement.

●	Signing Date: August 16, 2021, as extended on April 24, 2024.

●	The Parties: MT”M - Scientific Industries’ Centre Haifa Ltd. (the “Lessor”) and Bonus.

●	The Leased Premises: The entirety of Building 20 located within Matam Park, Haifa, Israel, comprising three floors of office space, totaling 1,940 square meters (approximately 20,880 square feet).

●	Lease Period: The Leased Premises are currently leased until July 31, 2027. If Bonus wishes to terminate the lease prior to such expiration date, it remains obligated to make regular lease payments until the Lessor secures a new tenant with lease terms at least as favorable as the current agreement.

●	Lease Payments:

o	Monthly rental: NIS 145,500 (NIS 75 per square meter of office space).

o	Management fees: NIS 26 per square meter per month.

o	Parking: NIS 200 per month per parking space for 25 parking spaces, and NIS 450 per month per parking space for an additional 15 parking spaces.

o	Payments are required to be made quarterly in advance on the first day of each calendar quarter.

o	VAT and CPI linkage payments shall be added to all Lease Payments.

●	Guarantees: Bonus is required to submit a bank guarantee to the Lessor in the amount of NIS 732,626, representing four months of Lease Payments, including VAT, parking, and management fees.

●	Insurance: Bonus is obligated to maintain insurance coverage, including building insurance, loss of rent insurance for at least 12 months, third-party liability insurance with a minimum coverage of NIS 10 million per incident and aggregated per year, and employers’ liability insurance with a minimum of NIS 18 million per employee/incident, and aggregated per year. These insurance policies will be maintained with a legally authorized and reputable insurance company throughout the Lease Period.

●	Other Terms: The agreement includes a number of other customary terms and conditions not summarized above, including representations and covenants.